Exhibit 99.1
Matrixx Initiatives, Inc. Announces Record Sales for Fourth Quarter and Fiscal 2005
Fourth quarter sales increase 63% to $44.0 million; 2005 sales grow to $90.5 million.
Earnings impacted by lawsuit settlement.
PHOENIX, February 13, 2006; Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better®,” today announced financial results for the fourth quarter and the year ended December 31, 2005.
For the fourth quarter ended December 31, 2005, the Company reported net sales of $44.0 million, a 63% increase above net sales of $27.0 million in the fourth quarter of 2004. Net income (loss) for the fourth quarter of 2005 decreased to $(3.0) million, or $(0.31) per share, compared to net income of $1.7 million, or $0.17 per share, in 2004. Fourth quarter results include the impact of an $8.5 million (approximately $5.0 million net of tax) charge recorded in the fourth quarter for settling the Arizona product liability litigation and recording a reserve for the remaining product liability lawsuits and tax credits of approximately $477,000. The Arizona litigation settlement covers approximately 90% of all the plaintiffs in the Zicam Cold Remedy product liability lawsuits against the Company. Excluding the impact of the settlement charge, reserve, and tax credits, net income for the fourth quarter was approximately $1.6 million, or $0.16 per share.
For the full year 2005, the Company reported net sales of $90.5 million, a 50% increase above 2004 net sales of $60.2 million. Net income for 2005 was approximately $3.1 million, or $0.32 per share, compared to net income for 2004 of $5.0 million, or $0.52 per share. Fiscal 2005 results reflect the impact of an $8.5 million ($5.0 million net of tax) charge recorded in the fourth quarter for settling the Arizona litigation and recording a reserve for the remaining product liability lawsuits and $477,000 in tax credits. Excluding the impact of the settlement charge, reserve, and tax credits, net income for 2005 was approximately $7.6 million, or $0.78 per share.
Carl Johnson, President and Chief Executive Officer, said, “We saw tremendous growth of the Zicam brand during 2005, with sales increasing 50%. Over the past five years, the Company has realized a compound annual revenue growth rate of 53%. Zicam® branded products’ growth at retail continues to outpace the cough and cold category. For the 52 weeks ended December 25, 2005, retail sales (three-outlet syndicated scanner data, not including our customer Wal-Mart) of Zicam products increased approximately 48%, while the total cough/cold category increased approximately 13% compared to the prior year. This growth resulted in Zicam products attaining a 2.3% dollar share of the category, a 0.6% share point increase over the prior year.”
Mr. Johnson continued, “Our growth in 2005 was a result of increased sales from existing products and new product introductions. Sales of Zicam Cold Remedy products increased 41% during 2005, while sales of our allergy/sinus products increased 19%. Our new Zicam Flu Relief and Nasal Comfort™ products accounted for approximately 14% of 2005 net sales. We believe our new comprehensive marketing and media plan helped increase awareness and trial of our products. During 2005 we spent approximately $25 million on marketing activities, a 49% increase over 2004. The new marketing plan, which allowed us to reach the majority of US households, incorporated new testimonial commercials, print and radio advertising, as well as interactive internet ads. Additionally, we distributed over a million samples of Zicam Cold Remedy Rapid Melts™ to consumers at retail outlets.”
“Zicam and Nasal Comfort are still emerging brands and we believe significant growth opportunities continue to exist. We remain focused on continuing to grow sales of our existing products as well as developing and successfully launching new items that provide benefits to consumers. During 2005 our investment in research and development activities more than doubled to $4.1 million. This investment has helped the progression of our product pipeline, specifically, the advancement of our anticipated items in the oral care, antacids, and analgesics categories.”
Mr. Johnson also said, “Recently, the Company finalized its 2006 business plan. In 2006, we expect to continue our level of investment in research and development and will continue to invest in marketing efforts to sustain revenue growth. We have several product improvements for the existing Zicam product line planned for 2006. The Company anticipates annual net sales will increase 25-35% over the $90.5 million recorded in 2005. The Company also expects net income will grow 15-25% above the level realized in 2005 (excluding the settlement, reserve charge, and tax credits) of $7.6 million. We will provide details about product improvements for the 2006/2007 cold season as the year progresses.”
According to William Hemelt, Executive Vice President and Chief Financial Officer, “We are pleased with our financial results for the fourth quarter and fiscal 2005. We ended the year with strong sales and our receivables are being converted to cash. At the end of 2005 our cash position was $12.3 million and our working capital increased to $27.5 million from $23.2 million at the end of 2004. Due to the Arizona litigation settlement and a reserve for potential losses associated with the remaining lawsuits, we recognized a liability of $13.3 million and a receivable from our insurance carriers of $4.8 million. Our results for 2005 reflect the benefit of approximately $477,000, or $0.05 per share, in tax credits. Due to our higher income base and the exhaustion of our tax loss carry-forward, we were able to realize a credit of $302,000 for alternative minimum tax payments made in prior years. The remaining $175,000 in tax credits was associated with our higher research and development spending.”
Mr. Hemelt continued, “Legal expense continued to pressure operating income. Net legal expense (excluding the settlement and reserve) was approximately $1.3 million ($1.6 million in legal expense reduced by $300,000 for expected reimbursement of legal expenditures from the Company’s principal insurance carrier) in the fourth quarter of 2005, compared to approximately $1.7 million in the fourth quarter of 2004. For fiscal 2005, net legal expense was approximately $5.2 million ($7.2 million in legal expense reduced by $2.0 million for expected and actual reimbursement of legal expenditures), compared to approximately $5.1 million in 2004. No insurance reimbursement was recognized in 2004. Due to the resolution of the Arizona litigation, we expect gross legal expense to decline; however, we do not anticipate additional reimbursements from our insurance carriers, which will result in net legal expense being similar to the level incurred in 2005. We believe that our existing capital resources and our credit line will be sufficient to fund our operations and capital requirements for the next 12 months.”
“We achieved an average gross margin of 69% for fiscal 2005, which is below our goal of 70%. The margin shortfall is primarily related to higher start-up costs related to our new flu products and increased freight costs. We expect margin improvements on our new products in the future and remain focused on improving our cost structure, over and above what has been achieved to date, to improve our performance over the long term. During 2006 we will work with our suppliers to develop manufacturing efficiencies and process improvements which will reduce unit costs on a number of our products. “

Matrixx Initiatives, Inc.
Fourth Quarter and 2005 Consolidated Financial Results

	2005	2004
($000s)	4th Qtr	4th Qtr	2005	2004
Net Sales	$44,022	$27,001	$90,460	$60,231
Cost of Sales	14,125	7,999	28,201	18,405

Gross Profit	29,897	19,002	62,259	41,826
Operating Expenses	33,836	15,544	54,196	31,862
Research and Development	1,820	541	4,069	1,887

Income (Loss) from Operations	(5,759)	2,917	3,994	8,077
Total Other Income	117	6	417	330

Net Income (Loss) Before Tax	(5,642)	2,923	4,411	8,407
Income Tax Expense	(2,690)	1,250	1,333	3,450
Net Income (Loss)	($2,952)	$1,673	$3,078	$4,957

Net Income (Loss) per Diluted	($0.31)	$0.17	$0.32	$0.52
Average Shares Outstanding (mil)	9.5	9.7	9.8	9.6
Selected Balance Sheet Information

($000s)	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2003
Cash and Marketable Securities	$12,267	$12,694	$10,683
Accounts Receivable — Trade	$28,719	$12,386	$11,472
Inventory	$8,803	$7,241	$3,268
Restricted Cash	$5,000	$5,000	$0
Total Assets	$88,751	$60,134	$50,077
Current Liabilities	$37,125	$15,091	$11,287
Working Capital	$27,459	$23,205	$17,580
Total Debt	$0	$0	$0
Shareholders’ Equity	$48,110	$44,126	$38,790
There will be a teleconference Tuesday, February 14, 2006 at 11:00 a.m. EST to discuss fourth quarter financial results and answer questions. To access the teleconference, please call (877) 356-5706 (domestic) or (706) 643-0580 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on the 2005 financial results teleconference icon.
A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 4501689 for 3 days following the call, and the web cast will be archived on the company’s website, http://www.matrixxinc.com, for 30 days.
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® products in the cough and cold category; and recently launched a new brand, Nasal Comfort™, for nasal health. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Nasal Moisturizer, as well as seven Zicam Cough Mist™ products and four Zicam Cold & Flu relief items. For more information regarding Matrixx products, go to www.Zicam.com . To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at

www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Manager of Investor Relations, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our belief that significant growth opportunity continues to exist; (ii) our expectations for increased sales and income for 2006; (iii) our expectations regarding levels of research and development, legal, and marketing expenses in 2006; (iv) our expectations regarding the introduction of product improvements, and expansion into new categories; (v) our expectation of increasing our cash position during 2006; (vi) our expectation of improving our gross margins in the future; (vii) our belief that the reserve for litigation losses will be sufficient to resolve the remaining cases; (viii) our belief that our existing capital resources and our credit line will be sufficient to fund our operations and capital requirements for the next 12 months; and (ix) our expectation of receiving reimbursement from our insurance carriers at the levels described above. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the next cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face increased competition or negative publicity, the potential impact of current and future product liability litigation, regulatory issues, or public relations challenges, the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; and the possibility that expenses, including legal expenses, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2004 and the Company’s Quarterly Report on Form 10-Q filed in November 2005, under the heading “Risk Factors,” both filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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